Exhibit 10.57.b

FIRST AMENDMENT TO CONTRACT OF SALE

This First Amendment to Contract of Sale (the “First Amendment”) is made this 19 day of April, 2011, by and between UNITED LITHO, INC. (“Seller”) and BEAUMEADE DEVELOPMENT PARTNERS, LLC  (“Buyer”) relating to the real property commonly identified as 21800 Beaumeade Circle, Ashburn, Virginia  (the “Property”).

Whereas, Buyer and Seller entered into that certain Contract of Sale (the “Contract”) dated February 3, 2011 for the purchase by Buyer from Seller of the Property;

Whereas, the parties now wish to amend certain terms of the Contract, as previously amended;

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             The terms of this First Amendment shall supplement the terms set forth in the Contract, and in the event of any inconsistencies, the terms of this First Amendment shall control.  All capitalized terms used in this First Amendment shall have the same meaning as set forth in the Contract, unless otherwise expressly provided herein:

2.             Seller shall execute, promptly after request by Buyer, a zoning application for submission to Loudoun County, Virginia (the “Zoning Approval”) seeking approval of use of the Property as a data center and of greater building density on the Property in connection with use as a data center.  All documentation necessary to submit the Zoning Approval shall be prepared at the sole cost of Buyer and Buyer shall be responsible for all

filing fees and all other costs associated with the Zoning Approval.   Seller shall also execute, at no cost to Seller, such additional documentation and provide information as may be needed to process the Zoning Approval; provided, however, that Seller shall not be required to provide information that in Seller’s sole determination is proprietary or otherwise sensitive in nature.  In addition, if necessary and upon reasonable prior notice, a representative of Seller shall attend meetings with county officials in order to proceed with the Zoning Approval, to the extent that Seller is not able to designate Buyer or its counsel as Seller’s representative in connection with any required meetings or proceedings.   Finally, in no event shall Buyer permit the Zoning Approval to be finally approved by the County prior to the Closing Date, it being the intention of the parties that the Zoning Approval shall not be binding upon the Property and enforceable against the Seller.  Buyer’s obligation under the preceding sentence shall include without limitation, the obligation to withdraw the application for Zoning Approval or otherwise request deferral of the application from the appropriate County authorities, if necessary to prevent final Zoning Approval from being obtained prior to the Closing Date.

3.             In all other respects, the Contract is hereby re-confirmed and shall remain in full force and effect.  This First Amendment may be executed by facsimile signatures and by counterpart originals.

Witness our hands and seals this 19 day of April, 2011

SELLER:

UNITED LITHO, INC.

By:	/s/ Robert M. Jakobe

BUYER:

BEAUMEADE DEVELOPMENT PARTNERS, LLC

By:	/s/ Thomas Fish